September 30, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667
Lee McEntire, Bank of America, 1.704.388.6780
Grace Yoon, Bank of America, 1.212.449.7323

Reporters May Contact:
Bob Stickler, Bank of America, 1.704.386.8465
robert.stickler@bankofamerica.com

Ken Lewis Announces His Retirement
To Conclude Forty Years with Bank of America
December 31, 2009

CHARLOTTE, N.C., Sept. 30 -- Ken Lewis, chief executive officer and president, announced today that he has notified the Board of Directors of his decision to retire, effective December 31, 2009.  The Board will continue ongoing planning to ensure his successor is selected by that date.  Lewis will retire as CEO and as a director.

"Bank of America is well positioned to meet the continuing challenges of the economy and markets," said Lewis.  "I am particularly heartened by the results that are emerging from the decisions and initiatives of the difficult past year-and-a-half."

"The Merrill Lynch and Countrywide integrations are on track and returning value already," Lewis noted.  "Our board of directors and our senior management include more talent, and more diversity of talent, than at any time in this company's history.  We are in position to begin to repay the federal government's TARP investments.  For these reasons, I decided now is the time to begin to transition to the next generation of leadership at Bank of America."

"Ken Lewis was a key architect in building a truly global financial franchise," said Walter E. Massey, Chairman of the Board of Directors.  "We are on a solid path to the future.  The board will be moving in a deliberate and expeditious manner to select a worthy successor to Ken Lewis."

On August 3, Lewis, 62, announced changes to his executive management committee that increased the depth, range and diversity of experience of Bank of America's leadership team.  Lewis noted that "these changes also position a number of senior executives to compete to succeed me at the appropriate time."

In a message today to Bank of America associates, Lewis thanked them for the opportunity to lead.  "In 1969," Lewis wrote, "I chose to come here because of the culture and the people. We believed that with trust and teamwork, anything is possible.  We remain that company today."

Biographical Highlights

        Chief executive officer since 2001.

        Joined North Carolina National Bank (NCNB, predecessor to NationsBank and Bank of America) in 1969 as a credit analyst in Charlotte.

       After serving in a variety of leadership roles across the company, he was named chief executive officer and president of Bank of America in April of 2001.

        Born in 1947 in Meridian, Mississippi. Earned a bachelor's degree in finance from Georgia State University.  Graduate of the Executive Program at Stanford University.

        The only two-time winner of American Banker newspaper's "Banker of the Year" award (2002, 2008). Named in 2007 as one of the 100 most influential people in the world by Time magazine.

        Member of the Financial Services Roundtable and the Financial Services Forum; the Fifth District's representative on the Federal Advisory Council; past chairman of United Way of Central Carolinas, Inc.; a member of the Committee to Encourage Corporate Philanthropy; a director of the Homeownership Education and Counseling Institute; vice chairman of the Corporate Fund Board of The John F. Kennedy Center for the Performing Arts; and past chairman of the National Urban League.

Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 53 million consumer and small business relationships with more than 6,100 retail banking offices, nearly 18,500 ATMs and award-winning online banking with 29 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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